Exhibit 99.2

NYSE: WMB

Date:	Feb. 19, 2004

Williams Reports Unaudited 2003 Financial Results and Outlook

• 2003 Net Loss Includes Cumulative Effect of EITF Issue No. 02-3

• Company Committed to Continued Debt Reduction, Disciplined Growth

     TULSA, Okla. – Williams (NYSE:WMB) today announced an unaudited 2003 net loss of $504.5 million, or a loss of $1.03 per share on a diluted basis, compared with a net loss of $754.7 million, or a loss of $1.63 per share, for the same period in 2002.

     During the first quarter of 2003, the company recorded an after-tax charge of $761.3 million, or $1.47 per share, to reflect the cumulative effect of new accounting principles primarily associated with the adoption of Emerging Issues Task Force (EITF) Issue 02-3, “Issues Related to Accounting for Contracts Involved in Energy Trading and Risk Management Activities.”

     The company reported 2003 income from continuing operations of $2.9 million. This resulted in a loss of 5 cents per share on a diluted basis, which includes the effect of preferred stock dividends. In the same period for 2002, the company reported a loss of $611.7 million, or a loss of $1.35 per share, on a basis restated for discontinued operations related to assets sold or held for sale.

     Factors in the improved full-year performance from continuing operations include a $759 million improvement in Power segment profit, significantly reduced levels of asset and investment impairment charges, reduced losses associated with interest-rate swaps, and lower general corporate expenses.

     Income from discontinued operations for 2003 was $253.9 million, or 49 cents per share, compared with a loss from discontinued operations of $143 million, or a loss of 28 cents per share, in 2002 on a restated basis. The year-over-year improvement from discontinued operations largely reflects net gains from asset sales in 2003.

     For the fourth quarter of 2003, the company reported a net loss of $66 million, or a loss of 13 cents per share, compared with a net loss of $219.2 million, or a loss of 44 cents per share for the same period of 2002. Included in the fourth quarter of 2003 is $66.8 million of pre-tax expense associated with the early retirement of debt.

     “The improvement in our results is indicative of the significant steps we’ve taken to restructure our company,” said Steve Malcolm, chairman, president and chief executive officer. “In 2003, we made substantial progress in strengthening our finances, we refocused our business strategy around key natural gas assets, and we began executing on a plan toward achieving investment-grade credit characteristics. That plan includes making continued disciplined capital investments to grow our businesses.”

Recurring Results

     Recurring income from continuing operations – which excludes items of income or loss that the company characterizes as unrepresentative of its ongoing operations – was $12 million, or 2 cents per share, for 2003. In 2002, the recurring results from continuing operations reflected a loss of $221.7 million on a restated basis, or a loss of 43 cents per share.

     A reconciliation of the company’s income from continuing operations – a generally accepted accounting principles measure – to its recurring results accompanies this news release.

Core-Business Performance

     Williams’ natural gas businesses – Gas Pipeline, Exploration & Production and Midstream Gas & Liquids – reported combined segment profit of $1.24 billion in 2003 vs. the same level in 2002 on a restated basis.

     These businesses, which the company considers core to its strategy, reported combined segment profit of $244.4 million in the fourth quarter of 2003 vs. $176.6 million for the same period in 2002. The fourth-quarter results included $41.7 million and $115 million of impairments in 2003 and 2002, respectively, related to certain Midstream assets.

     “Our natural gas wells, pipelines and midstream assets are producing the solid results that we expected in what was a challenging environment of liquidity-driven divestitures and constrained capital investment,” said Malcolm. “While we are focusing the majority of our available cash toward debt reduction, we are once again making disciplined investments in these world-class assets to create economic value. In the near-term, we are focused on maintaining or improving our favorable market position so that we create opportunities for more substantial growth in the future.”

     Gas Pipeline, which provides natural gas transportation and storage services, reported 2003 segment profit of $554.9 million vs. $545.1 million for the previous year on a restated basis.

     Results reflect the benefit of expansion projects that are now in service and reduced general and administrative costs, offset by lower equity earnings and a $25.5 million charge at Northwest Pipeline to write-off capitalized software development costs associated with a cancelled service delivery system. Equity earnings in 2002 included a $27.4 million benefit related to a construction fee received by an affiliate and $19 million of equity earnings from an investment that was sold in the fourth quarter of 2002.

     For the fourth quarter of 2003, Gas Pipeline reported segment profit of $148.4 million, compared with restated segment profit of $122.1 million for 2002. The quarter-over-quarter increase was due to completed expansion projects and the absence of a $17 million FERC-related charge in 2002.

     Exploration & Production, which includes natural gas production and development in the U.S. Rocky Mountains, San Juan Basin and Midcontinent, reported 2003 segment profit of $401.4 million vs. $508.6 million for the previous year on a restated basis.

     Year-over-year results reflect the impact of lower levels of production in 2003 due to property sales and reduced drilling activities in the first half of the year, and reduced gains from the sales of assets in 2003 vs. 2002 of approximately $46 million.

     For the fourth quarter of 2003, segment profit was $50.1 million, compared with $81.5 million a year ago on a restated basis. The quarter-over-quarter decline in segment profit reflects the impact of lower net domestic production volumes resulting from previous property sales.

     Midstream Gas & Liquids, which provides gathering, processing, natural gas liquids fractionation and storage services, reported 2003 segment profit of $286 million vs. a restated segment profit of $183.2 million for the previous year.

     The increase in segment profit reflects a net reduction of $73 million for impairment charges recorded in 2003 vs. 2002 associated with certain Canadian assets, the contribution of increased operations in the deepwater area of the Gulf of Mexico and gains on the sales of certain assets and investments. Partially offsetting these items were lower margins in the Canadian and U.S.-based olefins business and $14.1 million of impairment charges associated with the Aux Sable equity interest.

     For the fourth quarter of 2003, segment profit was $45.9 million vs. a segment loss of $27 million on a restated basis in the same period a year ago. The increase in segment profit is primarily a result of $73 million in lower impairment charges associated with the Canadian operations. In addition, the current quarter includes a gain of $16.2 million from the sale of Williams’ wholesale propane business.

Power Business

     Power, which manages more than 7,500 megawatts of power through long-term contracts, reported 2003 segment profit of $134.2 million vs. a segment loss of $624.8 million for the previous year.

     The company is pursuing a strategy designed to result in substantially exiting the power business through sales of component parts of its portfolio or as a whole.

     As Williams has previously stated, the exact timing of that exit and the resulting value to the company are uncertain because of the complexity of the underlying contracts and a power market that is significantly depressed based on historical comparisons. In the interim, Williams’ strategy is to manage this business – which continues to play a significant role in the company’s financial performance – to reduce risk, generate cash and honor contractual obligations.

     Consistent with the overarching and interim strategies described above, Williams received $315 million in cash in 2003 from sales of and agreements to terminate certain contracts.

     The significant improvement in Power’s year-over-year performance reflects gains on the sales of assets, contracts and investments of $208 million, as well as significantly reduced levels of impairments in 2003 from those of 2002. As previously disclosed, Power recognized $80.7 million of revenue in the second quarter of 2003 from a correction of the accounting treatment previously applied to certain third-party derivative contracts during 2002 and 2001. Results for 2003 include $105 million of revenue related to these prior period items, of which $24 million was recorded prior to the correction.

     The 2003 results also include the application of a different accounting treatment (EITF Issue No. 02-3), under which non-derivative, energy-related trading contracts are accounted for on an accrual basis. In 2002, all energy-related contracts, including tolling and full-requirements contracts, were marked to market. In 2003, Power recognized gains on power and natural gas derivative contracts, while 2002 reflected significant mark-to-market losses.

     For the fourth quarter of 2003, Power reported a segment loss of $121.3 million, compared with a loss of $22.8 million in 2002. The fourth quarter of 2003 includes asset and goodwill impairment charges totaling $89.1 million and a charge of $33.3 million related to refund and other accrual adjustments for power marketing activities in California during 2000 and 2001. The prior year quarter included $95.5 million of impairment charges related to assets that were disposed.

Other

     In the Other segment, the company reported a segment loss of $50.5 million in 2003 vs. a restated segment profit of $14.1 million for the previous year. The decrease in 2003 primarily results from an impairment of the company’s investment in a petroleum pipeline project.

     For the fourth quarter of 2003, Williams reported a segment loss of $7.7 million, compared with a restated segment loss of $20.8 million for 2002.

Changes in Cash and Debt

     For 2003, Williams increased its unrestricted cash by $665.3 million, ending the year with available cash and equivalents of approximately $2.3 billion.

     A significant factor in the company’s increased cash is approximately $3 billion in net proceeds from asset sales and $315 million from the sale and/or agreement to terminate certain marketing and trading contracts in 2003.

     Williams also reduced its debt by approximately $2 billion during 2003, including debt associated with discontinued operations and the early retirement of approximately $951 million of debt through tender offers.

     Net cash provided by operating activities was approximately $770 million in 2003. In 2002, the company’s operating activities used approximately $515 million in cash.

     Williams has already completed the majority of its planned asset sales. The company continues to market certain Midstream assets in 2004, such as its straddle plants in Western Canada. Williams also expects to complete the sale of its Alaska operations in the first quarter.

Company Direction for 2004

     “The progress we’ve made toward strengthening our finances since this time last year defines the kind of discipline we will continue to exercise this year and in the years ahead,” Malcolm said.

     Consistent with the company’s stated financial and commercial strategies, Williams in 2004 will continue to focus on disciplined growth, cash management and cost efficiencies. Capital allocation will be assessed using Economic Value Added® financial metrics, adopted Jan. 1.

     Growth plans call for 1,400 new natural gas wells in 2004, the construction of a previously announced 110-mile expansion of the Gulfstream Natural Gas System and the spring startup of Midstream’s Devils Tower floating production system in the deepwater Gulf of Mexico.

     On March 15, Williams is scheduled to retire the remaining $679 million of 9.25 percent Notes. Beyond March 15, Williams has $505 million of scheduled debt maturities for 2004 and 2005.

     Williams plans to capitalize on its financial flexibility by establishing new credit facilities at favorable terms that reduce cash-on-hand requirements. The company’s goal is to maintain liquidity of approximately $1 billion to $1.3 billion.

Earnings Guidance

     Williams is providing updated forecasts for 2004 through 2006 during a presentation this morning to analysts.

     In 2004, Williams expects enterprise-wide segment profit of $1.1 billion to $1.4 billion. In 2005, Williams expects enterprise-wide segment profit of $1.3 billion to $1.6 billion. In 2006, Williams expects enterprise-wide segment profit of $1.4 billion to $1.7 billion.

     Information on how to access the presentation and the analyst call via the company’s web site is provided at the end of this news release.

Analyst Call

     Williams’ management will discuss the company’s year-end 2003 financial results during an analyst presentation to be webcast live at 10 a.m. Eastern today.

     Participants are encouraged to access the presentation and corresponding slides via www.williams.com. A limited number of phone lines also will be available at (800) 810-0924. International callers should dial (913) 981-4900. Callers should dial in at least 10 minutes prior to the start of the discussion.

     A webcast replay of the presentation will be archived at www.williams.com later today in the section for investors. An audio replay of the presentation also will be available at 3 p.m. Eastern today through midnight Eastern on Feb. 26. To access the audio replay, dial (888) 203-1112. International callers should dial (719) 457-0820. The replay confirmation code is 608313.

Form 10-K

     The company plans to file its Form 10-K with the Securities and Exchange Commission in early March. The document will be available on both the SEC and Williams’ websites.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Courtney Baugher
Williams (investor relations)
(918) 573-5768

###

Williams’ reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among other: changes in general economic conditions and changes in the industries in which Williams conducts business; changes in federal or state laws and regulations to which Williams is subject, including tax, environmental and employment laws and regulations; the cost and outcomes of legal and administrative claims proceedings, investigations, or inquiries; the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions; the level of creditworthiness of counterparties to our transactions; the amount of collateral required to be posted from time to time in our transactions; the effect of changes in accounting policies; the ability to control costs; the ability of each business unit to successfully implement key systems, such as order entry systems and service delivery systems; the impact of future federal and state regulations of business activities, including allowed rates of return, the pace of deregulation in retail natural gas and electricity markets, and the resolution of other regulatory matters; changes in environmental and other laws and regulations to which Williams and its subsidiaries are subject or other external factors over which we have no control; changes in foreign economies, currencies, laws and regulations, and political climates, especially in Canada, Argentina, Brazil, and Venezuela, where Williams has direct investments; the timing and extent of changes in commodity prices, interest rates, and foreign currency exchange rates; the weather and other natural phenomena; the ability of Williams to develop or access expanded markets and product offerings as well as their ability to maintain existing markets; the ability of Williams and its subsidiaries to obtain governmental and regulatory approval of various expansion projects; future utilization of pipeline capacity, which can depend on energy prices, competition from other pipelines and alternative fuels, the general level of natural gas and petroleum product demand, decisions by customers not to renew expiring natural gas transportation contracts; the accuracy of estimated hydrocarbon reserves and seismic data; and global and domestic economic repercussions from terrorist activities and the government’s response to such terrorist activities. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time that we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Highlights (UNAUDITED)

	Three months ended		Years ended
	December 31,		December 31,
(Millions, except per-share amounts)	2003	2002*	2003	2002*
Revenues	$3,529.3	$1,122.1	$16,814.2	$3,716.6
Income (loss) from continuing operations	$(96.8)	$(151.2)	$2.9	$(611.7)
Income (loss) from discontinued operations	$30.8	$(68.0)	$253.9	$(143.0)
Cumulative effect of change in accounting principles	$—	$—	$(761.3)	$—
Net loss	$(66.0)	$(219.2)	$(504.5)	$(754.7)
Basic and diluted earnings (loss) per common share:
Loss from continuing operations	$(.19)	$(.31)	$(.05)	$(1.35)
Income (loss) from discontinued operations	$.06	$(.13)	$.49	$(.28)
Cumulative effect of change in accounting principles	$—	$—	$(1.47)	$—
Net loss	$(.13)	$(.44)	$(1.03)	$(1.63)
Average shares (thousands)	518,502	517,104	518,137	516,793
Shares outstanding at December 31 (thousands)			518,232	516,731

*	Amounts have been restated as described in Note 1 of Notes to Consolidated Statement of Operations.

Fourth Quarter 2003

Consolidated Statement of Operations (UNAUDITED)

		Three months ended		Years ended
		December 31,		December 31,
(Millions, except per-share amounts)		2003	2002*	2003	2002*
REVENUES	Power	$2,565.5	$130.1	$13,175.6	$56.2
	Gas Pipeline	347.1	322.3	1,299.0	1,241.8
	Exploration & Production	166.9	208.2	779.7	860.4
	Midstream Gas & Liquids	833.6	428.8	3,319.2	1,525.2
	Other	12.9	45.4	72.0	124.1
	Intercompany eliminations	(396.7)	(12.7)	(1,831.3)	(91.1)

	Total revenues	3,529.3	1,122.1	16,814.2	3,716.6

SEGMENT	Costs and operating expenses	3,183.7	624.2	15,156.8	2,218.6
COSTS AND	Selling, general and administrative expenses	90.6	116.0	412.2	568.7
EXPENSES	Other (income) expense — net	160.6	239.7	(88.7)	276.8

	Total segment costs and expenses	3,434.9	979.9	15,480.3	3,064.1

	General corporate expenses	24.5	26.4	87.0	142.8

OPERATING	Power	(130.5)	(13.6)	125.4	(471.7)
INCOME	Gas Pipeline	142.4	115.4	539.0	470.6
	Exploration & Production	48.3	79.9	392.5	504.9
	Midstream Gas & Liquids	40.2	(32.1)	285.7	165.6
	Other	(6.0)	(7.4)	(8.7)	(16.9)
	General corporate expenses	(24.5)	(26.4)	(87.0)	(142.8)

	Total operating income	69.9	115.8	1,246.9	509.7

	Interest accrued	(251.3)	(360.4)	(1,286.4)	(1,159.6)
	Interest capitalized	10.9	9.0	45.5	27.3
	Interest rate swap income (loss)	4.2	1.0	(2.2)	(124.2)
	Investing income (loss)	29.6	9.8	73.4	(113.1)
	Minority interest in income and preferred returns of consolidated subsidiaries	(4.3)	(6.1)	(19.4)	(41.8)
	Other income (expense) — net	(65.8)	5.3	(26.1)	24.3

	Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principles	(206.8)	(225.6)	31.7	(877.4)
	Provision (benefit) for income taxes	(110.0)	(74.4)	28.8	(265.7)

	Income (loss) from continuing operations	(96.8)	(151.2)	2.9	(611.7)
	Income (loss) from discontinued operations	30.8	(68.0)	253.9	(143.0)

	Income (loss) before cumulative effect of change in accounting principles	(66.0)	(219.2)	256.8	(754.7)
	Cumulative effect of change in accounting principles	—	—	(761.3)	—

	Net loss	(66.0)	(219.2)	(504.5)	(754.7)
	Preferred stock dividends	—	6.8	29.5	90.1

	Loss applicable to common stock	$(66.0)	$(226.0)	$(534.0)	$(844.8)

EARNINGS (LOSS)	Basic and diluted earnings (loss) per common share:
PER SHARE	Loss from continuing operations	$(.19)	$(.31)	$(.05)	$(1.35)
	Income (loss) from discontinued operations	.06	(.13)	.49	(.28)

	Income (loss) before cumulative effect of change in accounting principles	(.13)	(.44)	.44	(1.63)
	Cumulative effect of change in accounting principles	—	—	(1.47)	—

	Net loss	$(.13)	$(.44)	$(1.03)	$(1.63)

*	Certain amounts have been restated or reclassified as described in Note 1 of Notes to Consolidated Statement of Operations.

See accompanying notes.

Fourth Quarter 2003

Notes to Consolidated Statement of Operations (UNAUDITED)

1. BASIS OF PRESENTATION

Discontinued operations

     In accordance with the provisions related to discontinued operations within Statement of Financial Accounting Standard (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the results of operations for the following components have been reflected in the Consolidated Statement of Operations as discontinued operations (see Note 6):

•	refining, retail and pipeline operations in Alaska, part of the previously reported Petroleum Services segment;

•	Gulf Liquids New River Project LLC, previously part of the Midstream Gas & Liquids segment;

•	certain gas processing, natural gas liquids fractionation, storage and distribution operations in western Canada and at a plant in Redwater, Alberta, previously part of the Midstream Gas & Liquids segment;

•	the Colorado soda ash mining operations, part of the previously reported International segment;

•	our general partnership interest and limited partner investment in Williams Energy Partners, previously the Williams Energy Partners segment;

•	bio-energy operations, part of the previously reported Petroleum Services segment;

•	natural gas properties in the Hugoton and Raton basins, previously part of the Exploration & Production segment;

•	Texas Gas Transmission Corporation, previously one of Gas Pipeline’s segments;

•	refining and marketing operations in the Midsouth, including the Midsouth refinery, part of the previously reported Petroleum Services segment;

•	retail travel centers concentrated in the Midsouth, part of the previously reported Petroleum Services segment;

•	Central natural gas pipeline, previously one of Gas Pipeline’s segments;

•	two natural gas liquids pipeline systems, Mid-American Pipeline and Seminole Pipeline, previously part of the Midstream Gas & Liquids segment; and

•	Kern River Gas Transmission (Kern River), previously one of Gas Pipeline’s segments.

     Unless indicated otherwise, the information in the Notes to the Consolidated Statement of Operations relates to our continuing operations. We expect that other components of our business may be classified as discontinued operations in the future as the sales of those assets occur.

     As previously disclosed, Power recognized $80.7 million of revenue in the second quarter of 2003 from a correction of the accounting treatment previously applied to certain third party derivative contracts during 2002 and 2001. Results for 2003 include $105 million of revenue related to these prior period items, of which $24 million was recorded prior to the correction. Management, after consultation with its independent auditor, concluded that the effect of the previous accounting treatment was not material to prior periods, 2003 results and trend of earnings.

2. SEGMENT REVENUES AND PROFIT (LOSS)

     We currently evaluate performance based on segment profit (loss) from operations, which includes revenues from external and internal customers, operating costs and expenses, depreciation, depletion and amortization, equity earnings (losses) and income (loss) from investments including gains/losses on impairments related to investments accounted for under the equity method. Equity earnings (losses) and income (loss) from investments are reported in investing income (loss) in the Consolidated Statement of Operations.

     During third-quarter 2003, we announced the name change of Energy Marketing & Trading to Power. Our management believes the new name more accurately reflects the emphasis of the segment’s current business activity.

     Power has entered into intercompany interest rate swaps with the corporate parent, the effect of which is included in Power’s segment revenues and segment profit (loss) as shown in the reconciliation within the following tables. The results of parent company interest rate swaps with external counterparties are shown as interest rate swap income (loss) in the Consolidated Statement of Operations below operating income.

     The majority of energy commodity hedging by certain of our business units is done through intercompany derivatives with Power which, in turn, enters into offsetting derivative contracts with unrelated third parties. Power bears the counterparty performance risks associated with unrelated third parties.

Fourth Quarter 2003

Notes to Consolidated Statement of Operations (continued) (UNAUDITED)

2. SEGMENT REVENUES AND PROFIT (LOSS) (continued)

			Exploration	Midstream
		Gas	&	Gas &
(Millions)	Power	Pipeline	Production	Liquids	Other	Eliminations	Total
Three months ended December 31, 2003
Segment revenues:
External	$2,364.3	$344.7	$(8.8)	$826.0	$3.1	$—	$3,529.3
Internal	210.9	2.4	175.7	7.6	9.8	(406.4)	—

Total segment revenues	2,575.2	347.1	166.9	833.6	12.9	(406.4)	3,529.3

Less intercompany interest rate swap income	9.7	—	—	—	—	(9.7)	—

Total revenues	$2,565.5	$347.1	$166.9	$833.6	$12.9	$(396.7)	$3,529.3

Segment profit (loss)	$(121.3)	$148.4	$50.1	$45.9	$(7.7)	$—	$115.4
Less:
Equity earnings (losses)	—	6.0	1.8	1.4	(1.1)	—	8.1
Income (loss) from investments	(.5)	—	—	4.3	(.6)	—	3.2
Intercompany interest rate swap income	9.7	—	—	—	—	—	9.7

Segment operating income (loss)	$(130.5)	$142.4	$48.3	$40.2	$(6.0)	$—	94.4

General corporate expenses							(24.5)

Consolidated operating income							$69.9

Three months ended December 31, 2002
Segment revenues:
External	$338.1	$313.2	$4.2	$432.7	$33.9	$—	$1,122.1
Internal	(209.5) *	9.1	204.0	(3.9)	11.5	(11.2)	—

Total segment revenues	128.6	322.3	208.2	428.8	45.4	(11.2)	1,122.1

Less intercompany interest rate swap loss	(1.5)	—	—	—	—	1.5	—

Total revenues	$130.1	$322.3	$208.2	$428.8	$45.4	$(12.7)	$1,122.1

Segment profit (loss)	$(22.8)	$122.1	$81.5	$(27.0)	$(20.8)	$—	$133.0
Less:
Equity earnings (losses)	(5.7)	5.6	1.6	5.1	(13.6)	—	(7.0)
Income (loss) from investments	(2.0)	1.1	—	—	.2	—	(.7)
Intercompany interest rate swap loss	(1.5)	—	—	—	—	—	(1.5)

Segment operating income (loss)	$(13.6)	$115.4	$79.9	$(32.1)	$(7.4)	$—	142.2

General corporate expenses							(26.4)

Consolidated operating income							$115.8

*	Prior to January 1, 2003, Power intercompany cost of sales, which are netted in revenues consistent with fair-value accounting, exceed intercompany revenue. Beginning January 1, 2003, Power intercompany cost of sales are no longer netted in revenues due to the adoption of EITF Issue No. 02-3. Segment revenues and profit for Power include net realized and unrealized mark-to-market gains of $84.6 million from derivative contracts accounted for on a fair value basis for the three months ended December 31, 2003.

Fourth Quarter 2003

Notes to Consolidated Statement of Operations (continued) (UNAUDITED)

2. SEGMENT REVENUES AND PROFIT (LOSS) (continued)

			Exploration	Midstream
		Gas	&	Gas &
(Millions)	Power	Pipeline	Production	Liquids	Other	Eliminations	Total
Year ended December 31, 2003
Segment revenues:
External	$12,268.6	$1,275.0	$(36.3)	$3,274.6	$32.3	$—	$16,814.2
Internal	904.1	24.0	816.0	44.6	39.7	(1,828.4)	—

Total segment revenues	13,172.7	1,299.0	779.7	3,319.2	72.0	(1,828.4)	16,814.2

Less intercompany interest rate swap loss	(2.9)	—	—	—	—	2.9	—

Total revenues	$13,175.6	$1,299.0	$779.7	$3,319.2	$72.0	$(1,831.3)	$16,814.2

Segment profit (loss)	$134.2	$554.9	$401.4	$286.0	$(50.5)	$—	$1,326.0
Less:
Equity earnings (losses)	—	15.8	8.9	(5.7)	1.3	—	20.3
Income (loss) from investments	11.7	.1	—	6.0	(43.1)	—	(25.3)
Intercompany interest rate swap loss	(2.9)	—	—	—	—	—	(2.9)

Segment operating income (loss)	$125.4	$539.0	$392.5	$285.7	$(8.7)	$—	1,333.9

General corporate expenses							(87.0)

Consolidated operating income							$1,246.9

Year ended December 31, 2002
Segment revenues:
External	$909.6	$1,184.7	$62.6	$1,492.8	$66.9	$—	$3,716.6
Internal	(994.8)*	57.1	797.8	32.4	57.2	50.3	—

Total segment revenues	(85.2)	1,241.8	860.4	1,525.2	124.1	50.3	3,716.6

Less intercompany interest rate swap loss	(141.4)	—	—	—	—	141.4	—

Total revenues	$56.2	$1,241.8	$860.4	$1,525.2	$124.1	$(91.1)	$3,716.6

Segment profit (loss)	$(624.8)	$545.1	$508.6	$183.2	$14.1	$—	$626.2
Less:
Equity earnings (losses)	(9.7)	88.4	3.7	17.6	(27.0)	—	73.0
Income (loss) from investments	(2.0)	(13.9)	—	—	58.0	—	42.1
Intercompany interest rate swap loss	(141.4)	—	—	—	—	—	(141.4)

Segment operating income (loss)	$(471.7)	$470.6	$504.9	$165.6	$(16.9)	$—	652.5

General corporate expenses							(142.8)

Consolidated operating income							$509.7

*	Prior to January 1, 2003, Power intercompany cost of sales, which are netted in revenues consistent with fair-value accounting, exceed intercompany revenue. Beginning January 1, 2003, Power intercompany cost of sales are no longer netted in revenues due to the adoption of EITF Issue No. 02-3. Segment revenues and profit for Power include net realized and unrealized mark-to-market gains of $388.9 million from derivative contracts accounted for on a fair value basis for the year ended December 31, 2003.

Fourth Quarter 2003

Notes to Consolidated Statement of Operations (concluded) (UNAUDITED)

3. ASSET SALES, IMPAIRMENTS AND OTHER ACCRUALS

     Significant gains or losses from asset sales, impairments and other accruals included in other (income) expense – net within segment costs and expenses for the three months and the years ended December 31, 2003 and 2002, are as follows:

	(Income) Expense
	Three months ended		Years ended
	December 31,		December 31,
(millions)	2003	2002	2003	2002
Power
Gain on sale of Jackson power contract	$—	$—	$(188.0)	$—
Commodity Futures Trading Commission settlement	—	—	20.0	—
Guarantee loss accruals and write-offs	—	(6.2)	—	56.2
Impairment of goodwill	45.0	3.6	45.0	61.1
Impairment of generation facilities	44.1	44.7	44.1	44.7
Loss accruals and impairment of other power related assets	—	50.8	—	82.6
California rate refund and other accrual adjustments	19.5	—	19.5	—
Gas Pipeline
Write-off of software development costs due to cancelled implementation	—	—	25.6	—
Exploration & Production
Net gain on sale of certain natural gas properties	(.3)	2.2	(96.7)	(141.7)
Midstream Gas & Liquids
Gain on sale of the wholesale propane business	(16.2)	—	(16.2)	—
Impairment of Canadian assets	41.7	115.0	41.7	115.0

Power

     In June 2002, we announced our intent to exit the Power business. As a result, Power pursued efforts to sell all or portions of our power, natural gas, and crude and refined products portfolios in the latter half of 2002 and in 2003. Based on bids received in these sales efforts, we impaired certain assets and projects in 2002. We also sold or terminated energy contracts for less than their carrying value, which resulted in significant 2002 losses. During 2003, we continued our focus on exiting the Power business and, as a result, impaired certain assets.

     Guarantee loss accruals and write-offs. The 2002 guarantee loss accruals and write-offs within Power of $56.2 million includes accruals for commitments for certain assets that were previously planned to be used in power projects, write-offs associated with a terminated power plant project and a $13.2 million reversal of loss accruals related to the wind-down of our mezzanine lending business.

     Goodwill. The fair value of the Power reporting unit used to calculate the goodwill impairment loss in 2002 was based on the estimated fair value of the trading portfolio inclusive of the fair value of contracts with affiliates. In 2002, the trading portfolio was reflected at fair value in the financial statements and the affiliate contracts were not. The fair value of the affiliate contracts was estimated using a discounted cash flow model with natural gas pricing assumptions based on current market information.

     During 2003, we continued to focus on exiting the Power business. Because of this and the current market conditions in which this business operates, we evaluated Power’s remaining goodwill for impairment. In estimating the fair value of the Power reporting unit, we considered our derivative portfolio which is carried at fair value on the balance sheet and our non-derivative portfolio which is no longer carried at fair value on the balance sheet. Because of the significant negative fair value of certain of our non-derivative contracts, we may be unable to realize our carrying value of this reporting unit. As a result, we recognized an impairment of the remaining goodwill within Power during 2003.

     Generation facilities. The 2003 impairment relates to the Hazelton generation facility. Fair value was estimated using future cash flows based on current market information and discounted at a risk adjusted rate. The 2002 impairment was of the Worthington generation facility. Fair value was estimated based on expected proceeds from the sale of the facility, which closed in first-quarter 2003.

     Loss accruals and impairment of other power related assets. The 2002 loss accruals and impairments of other power related assets were recorded pursuant to reducing activities associated with the distributive power generation business.

     California rate refund and other accrual adjustments. In addition to the $19.5 million charge included in other (income) expense — net within segment costs and expenses, a $13.8 million charge is recorded within costs and operating expenses. These two amounts, totaling $33.3 million are for California rate refund and other accrual adjustments and relate to power marketing activities in California during 2000 and 2001.

Midstream Gas & Liquids

     Canadian assets. Approximately $38 million of the 2002 Canadian asset impairment reflects a reduction of carrying cost to management’s estimate of fair market value for our natural gas liquid extraction plants, determined primarily from information available from efforts to sell these assets in a single transaction. The balance is associated with an olefin fractionation facility whose carrying costs were determined to be not fully recoverable. Fair value was estimated using discounted future cash flows.

     During 2003, efforts to sell the natural gas liquid extraction plants were temporarily suspended and these assets were reevaluated individually. This resulted in an additional impairment of certain of the natural gas liquid extraction plants to fair value. We estimated fair value using an earnings multiple applied to projected 2005 earnings. This estimate was validated by a range of discounted future cash flows for the assets.

Fourth Quarter 2003

Notes to Consolidated Statement of Operations (concluded) (UNAUDITED)

4. INVESTING INCOME (LOSS)

     Investing income (loss) for the three months and the years ended December 31, 2003 and 2002, is as follows:

	Three months ended		Years ended
	December 31,		December 31,
(millions)	2003	2002	2003	2002
Equity earnings (losses)*	$8.1	$(7.0)	$20.3	$73.0
Income (loss) from investments*	3.2	(.7)	(25.3)	42.1
Impairments of cost based investments	(.4)	.3	(35.0)	(12.1)
Loss provision for WilTel receivables	—	1.2	—	(268.7)
Interest income and other	18.7	16.0	113.4	52.6

Total	$29.6	$9.8	$73.4	$(113.1)

*	Item also included in segment profit.

     Equity earnings for the year ended December 31, 2002, include a benefit of $27.4 million for a contractual construction completion fee received by one of our equity affiliates whose operations are accounted for under the equity method of accounting. This equity affiliate served as the general contractor on the Gulfstream pipeline project for Gulfstream Natural Gas System (Gulfstream), an interstate natural gas pipeline subject to FERC regulations and an equity affiliate of ours. The fee paid by Gulfstream was for the early completion during second-quarter 2002 of the construction of Gulfstream’s pipeline. It was capitalized by Gulfstream as property, plant and equipment and is included in Gulfstream’s rate base to be recovered in future revenues.

     Income (loss) from investments for the year ended December 31, 2003, includes:

•	$43.1 million impairment of our investment in equity and debt securities of Longhorn Partners Pipeline L.P., which is included in the Other segment;

•	$14.1 million impairment of our equity interest in Aux Sable, which is included in the Midstream Gas & Liquids segment;

•	$13.5 million gain on the sale of stock in eSpeed Inc., which is included in the Power segment; and

•	$11.1 million gain on sale of our equity interest in West Texas LPG Pipeline, L.P. which is included in the Midstream Gas & Liquids segment.

     Income (loss) from investments for the year ended December 31, 2002, includes:

•	$58.5 million gain on sale of our investment in AB Mazeikiu Nafta, a Lithuanian oil refinery, pipeline and terminal complex, which was included in the Other segment;

•	$12.3 million write-off of Gas Pipeline’s investment in a pipeline project which was cancelled in 2002;

•	$10.4 million net write-down pursuant to the sale of our equity interest in Alliance Pipeline, a Canadian and U.S. gas pipeline, which was included in the Gas Pipeline segment; and

•	$8.7 million gain on sale of our general partner equity interest in Northern Border Partners, L.P., which was included in the Gas Pipeline segment.

     Impairments of cost based investments for the years ended December 31, 2003 and 2002, primarily include impairments of various international investments.

5. EARLY RETIREMENT OF DEBT

     Other income (expense) — net, below operating income, for the quarter and year-ended December 31, 2003 includes $66.8 million of costs for the early retirement of debt. These costs include payments in excess of the carrying value of the debt, dealer fees and the write-off of deferred debt issuance costs and discount/premium on the debt. Approximately $721 million of senior unsecured 9.25 percent notes and approximately $230 million of other notes and debentures were prepaid as a result of these tender offers.

Fourth Quarter 2003

Notes to Consolidated Statement of Operations (concluded) (UNAUDITED)

6. DISCONTINUED OPERATIONS

     During 2002, we began the process of selling assets and/or businesses to address liquidity issues. The businesses discussed below represent components that have been sold or approved for sale by our board of directors as of December 31, 2003; therefore, their results of operations (including any impairments, gains or losses) have been reflected in the consolidated financial statement of operations as discontinued operations.

Summarized results of discontinued operations

     Summarized results of discontinued operations for the years ended December 31, 2003 and 2002 are as follows:

	Three months ended		Years ended
	December 31,		December 31,
(millions)	2003	2002	2003	2002
Revenues	$253.6	$1,435.4	$2,431.5	$5,685.0
Income from discontinued operations before income taxes	$25.4	80.8	$150.1	314.3
(Impairments) and gain (loss) on sales-net	22.8	(190.4)	210.7	(531.0)
Benefit (provision) for income taxes	(17.4)	41.6	(106.9)	73.7

Total income (loss) from discontinued operations	$30.8	$(68.0)	$253.9	$(143.0)

Held for sale at December 31, 2003

Alaska refining, retail and pipeline operations

     On November 17, 2003, we entered into agreements to sell our Alaska refinery, retail and pipeline assets for approximately $265 million in cash, subject to various closing adjustments. The transactions are expected to close in the first quarter of 2004 following the completion of various closing conditions.

     Throughout the sales negotiation process, we regularly reassessed the estimated fair value of these assets based on information obtained from the sales negotiations using a probability-weighted approach. As a result, impairment charges of $8 million and $18.4 million were recorded during 2003 and 2002, respectively. These impairments are included in the preceding table. These operations were part of the previously reported Petroleum Services segment.

Gulf Liquids New River Project LLC

     During second-quarter 2003, our board of directors approved a plan authorizing management to negotiate and facilitate a sale of these assets. Impairment charges totaling $108.7 million were recognized during 2003 to reduce the carrying cost of the long-lived assets to estimated fair value less costs to sell the assets, and are included in the preceding table. Fair value was estimated based on a probability-weighted analysis of various scenarios including expected sales prices, salvage valuations and discounted cash flows. The sale of these operations is expected to be completed within one year of the board’s approval. These operations are part of our Midstream Gas & Liquids segment.

2003 Completed transactions

Canadian liquids operations

     During 2003, we completed the sale of certain gas processing, natural gas liquids fractionation, storage and distribution operations in western Canada and at our Redwater, Alberta plant for total proceeds of $246 million in cash. We recognized pre-tax gains totaling $92.1 million in 2003 on the sales which are included in the preceding table. These operations were part of our Midstream Gas & Liquids segment.

Soda ash operations

     On September 9, 2003, we completed the sale of our soda ash mining facility located in Colorado. The December 31, 2002 carrying value reflected the then estimated fair value less cost to sell. During 2003, ongoing sale negotiations continued to provide new information regarding estimated fair value, and, as a result, additional impairment charges of $17.4 million were recognized in 2003. We recognized a loss on the sale of $4.2 million. These impairments, the loss on the sale and $133.5 million of 2002 impairments are included in the preceding table. The soda ash operations were part of the previously reported International segment.

Fourth Quarter 2003

Notes to Consolidated Statement of Operations (concluded) (UNAUDITED)

6. DISCONTINUED OPERATIONS (continued)

Williams Energy Partners

     On June 17, 2003, we completed the sale of our 100 percent general partnership interest and 54.6 percent limited partner investment in Williams Energy Partners for $512 million in cash and assumption by the purchasers of $570 million in debt. In December 2003, we received additional proceeds of $20 million following the occurrence of a contingent event. We recognized a pre-tax gain of $310.8 million on the sale, which is included in the preceding table. We deferred an additional $113 million associated with our indemnifications of the purchasers for a variety of matters, including obligations that may arise associated with existing environmental contamination relating to operations prior to April 2002 and identified prior to April 2008.

Bio-energy facilities

     On May 30, 2003, we completed the sale of our bio-energy operations for $59 million in cash. The December 31, 2002 carrying value reflected the estimated fair value less cost to sell. During 2003, we recognized an additional pre-tax loss on the sale of $5.4 million. Impairment charges totaling $195.7 million, including $23 million related to goodwill, were recorded during December 31, 2002, to reduce the carrying cost to our estimate of fair value at that time. Both the additional loss and impairment charges are included in the preceding table. These operations were part of the previously reported Petroleum Services segment.

Natural gas properties

     On May 30, 2003, we completed the sale of natural gas exploration and production properties in the Raton Basin in southern Colorado and the Hugoton Embayment of the Anadarko Basin in southwestern Kansas. This sale included all of our interests within these basins. A $39.7 million gain on the sale was recognized during 2003 and is included in the preceding table. These properties were part of the Exploration & Production segment.

Texas Gas

     On May 16, 2003, we completed the sale of Texas Gas Transmission Corporation for $795 million in cash and the assumption by the purchaser of $250 million in existing Texas Gas debt. A $109 million impairment charge was recorded in first-quarter 2003 reflecting the excess of the carrying cost of the long-lived assets over our estimate of fair value based on an assessment of the expected sales price pursuant to the purchase and sale agreement. The impairment charge is included in the preceding table. No significant gain or loss was recognized on the subsequent sale. Texas Gas was a segment within Gas Pipeline.

Midsouth refinery and related assets

     On March 4, 2003, we completed the sale of our refinery and other related operations located in Memphis, Tennessee for $455 million in cash. These assets were previously written down by $240.8 million to their estimated fair value less cost to sell at December 31, 2002. A pre-tax gain on sale of $4.7 million was recognized in the first quarter of 2003. During the second quarter of 2003, we recognized a $24.7 million pre-tax gain on the sale of an earn-out agreement that we retained in the sale of the refinery. The 2002 impairment charge and subsequent gains are included in the preceding table. These operations were part of the previously reported Petroleum Services segment.

Williams travel centers

     On February 27, 2003, we completed the sale of the travel centers for approximately $189 million in cash. These assets were previously written down by $146.6 million to their estimated fair value less cost to sell at December 31, 2002. This impairment is included in the preceding table. No significant gain or loss was recognized on the sale. These operations were part of the previously reported Petroleum Services segment.

2002 Completed transactions

Central

     On November 15, 2002, we completed the sale of our Central natural gas pipeline for $380 million in cash and the assumption by the purchaser of $175 million in debt. Impairment charges totaling $91.3 million during 2002 are included in the preceding table. Central was a segment within Gas Pipeline.

Mid-America and Seminole Pipelines

     On August 1, 2002, we completed the sale of our 98 percent interest in Mid-America Pipeline and 98 percent of our 80 percent ownership interest in Seminole Pipeline for $1.2 billion. The sale generated net cash proceeds of $1.15 billion. The preceding table includes a pre-tax gain of $301.7 million during 2002 and a $11.4 million reduction of the gain during 2003. These assets were part of the Midstream Gas & Liquids segment.

Fourth Quarter 2003

Notes to Consolidated Statement of Operations (concluded) (UNAUDITED)

6. DISCONTINUED OPERATIONS (continued)

Kern River

     On March 27, 2002, we completed the sale of our Kern River pipeline for $450 million in cash and the assumption by the purchaser of $510 million in debt. As part of the agreement, $32.5 million of the purchase price was contingent upon Kern River receiving a certificate from the FERC to construct and operate a future expansion. This certificate was received in July 2002, and the contingent payment plus interest was recognized as income from discontinued operations in third-quarter 2002. Included in the preceding table is a pre-tax loss of $6.4 million for the year ended December 31, 2002. Kern River was a segment within Gas Pipeline.

7. CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES

     The Financial Accounting Standards Board (FASB) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs and amends SFAS No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies.” The Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, and that the associated asset retirement costs be capitalized as part of the carrying amount of the long-lived asset. The Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002 with the impact of adoption to be reported as a cumulative effect of change in accounting principle.

     We adopted the new rules on asset retirement obligations on January 1, 2003. As required by the new rules, we recorded liabilities equal to the present value of expected future asset retirement obligations at January 1, 2003. The obligations related to producing wells, offshore platforms and underground storage caverns. The liabilities are partially offset by increases in net assets, net of accumulated depreciation, recorded as if the provisions of the Statement had been in effect at the date the obligation was incurred. As a result of the adoption of SFAS No. 143, we recorded a long-term liability of $33.4 million; property, plant and equipment, net of accumulated depreciation, of $24.8 million and a credit to earnings of $1.2 million (net of $.1 million benefit for income taxes). We also recorded a $9.7million regulatory asset for retirement costs expected to be recovered through regulated rates. In connection with adoption of SFAS No. 143, we changed our method of accounting to include salvage value of equipment related to producing wells in the calculation of depreciation. The impact of this change is included in the amounts discussed above.

     On October 25, 2002, the EITF reached a consensus on Issue No. 02-3, “Issues Related to Accounting for Contracts Involved in Energy Trading and Risk Management Activities.” This Issue rescinds EITF Issue No. 98-10, the impact of which is to preclude fair value accounting for energy trading contracts that are not derivatives pursuant to SFAS No. 133 and commodity trading inventories. The EITF also reached a consensus that gains and losses on derivative instruments within the scope of SFAS No. 133 should be shown net in the income statement if the derivative instruments are held for trading purposes. The consensus is applicable for fiscal periods beginning after December 15, 2002, except for physical trading commodity inventories purchased after October 25, 2002 which may not be reported at fair value. We initially applied the consensus effective January 1, 2003 and reported the initial application as a cumulative effect of a change in accounting principle. The effect of initially applying the consensus reduced net income by approximately $762.5 million on an after tax basis. Physical trading commodity inventories at December 31, 2003 that were purchased prior to October 25, 2002 were reported at fair value at December 31, 2003 and included in the effect of initially applying the consensus. The change results primarily from power tolling load serving, transportation and storage contracts not meeting the definition of a derivative and no longer being reported at fair value. These contracts will be accounted for under an accrual model. Physical trading commodity inventories will be stated at cost, not to be in excess of market.

Fourth Quarter 2003

Notes to Consolidated Statement of Operations (concluded) (UNAUDITED)

8. PREFERRED STOCK

     Concurrent with the sale of Kern River to MidAmerican Energy Holdings Company (MEHC) on March 27, 2002, we issued approximately 1.5 million shares of 9 7/8 percent cumulative convertible preferred stock to MEHC for $275 million. The terms of the preferred stock allowed the holder to convert, at any time, one share of preferred stock into 10 shares of our common stock at $18.75 per share. Preferred shares had a liquidation preference equal to the stated value of $187.50 per share plus any dividends accumulated and unpaid. Dividends on the preferred stock were payable quarterly. At the time the preferred stock was issued, the conversion price was less than the market price of our common stock and thus deemed beneficial to the purchaser. Proper accounting treatment required that the benefit be recorded as a noncash dividend of $69.4 million, which was a reduction to our retained earnings. An offset to this amount was recorded as an increase to capital in excess of par value.

     On June 10, 2003, Williams redeemed all of the outstanding 9 7/8 percent cumulative-convertible preferred shares for approximately $289 million, plus $5.3 million for accrued dividends. These shares were repurchased with proceeds from a private placement of 5.5 percent junior subordinated convertible debentures due 2033. Preferred stock dividends for the year ended December 31, 2003 include a $13.8 million premium representing the excess of the purchase price over the carrying value of the shares.

Fourth Quarter 2003